Exhibit 3.16

Delaware
The First State
I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “TNHC - SANTA CLARITA GP LLC”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF OCTOBER, A.D. 2012, AT 5:57 O’CLOCK P.M.

CERTIFICATE OF FORMATION
OF
TNHC - Santa Clarita GP LLC

This Certificate of Formation of TNHC - Santa Clarita GP LLC, dated as of October 18, 2012, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).
1.The name of the limited liability company (“Company”) formed hereby is TNHC - Santa Clarita GP LLC.

2.The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.
THE NEW HOME COMPANY SOUTHERN CALIFORNIA LLC, a Delaware limited liability company, Sole Member
By: /s/ Wayne J. Stelmar
Name:     Wayne J. Stelmar
Title: Authorized Person